NewsRelease

Date:        Nov. 17, 2003

Williams Agrees to Sell Alaska Holdings to Three Companies

Williams Thanks State for Support of Its Businesses; Buyers Look Toward First-Quarter 2004 Close

     TULSA, Okla. – Williams (NYSE:WMB) has signed definitive agreements to sell its business interests in Alaska for a total of approximately $265 million cash, subject to closing adjustments for items such as the value of petroleum inventories.

     In addition to anticipated cash proceeds, the transaction will eliminate two cash-collateralized letters of credit that Williams has with the state of Alaska, releasing $90.9 million back to Williams.

     Williams is divesting its Alaska operations through three separate transactions:

•	Flint Hills Resources has agreed to purchase a 220,000-barrel-per-day refinery at North Pole and two petroleum terminals in Anchorage and Fairbanks, as well as crude oil and refined products inventories;

•	Koch Alaska Pipeline Company, LLC, a subsidiary of Koch Pipeline Company, L.P., has agreed to buy Williams’entire 3.0845 percent interest in the Trans Alaska Pipeline System;

•	Holiday Stationstores of Minneapolis has agreed to purchase 26 convenience stores.

     “We’re grateful for the relationships we have enjoyed in the state and proud of the job our people have done to supply vital fuels. Alaskans have always been resilient, hard-working and supportive of our presence there,” said Steve Malcolm, Williams’ chairman, president and chief executive officer. “This is simply a new day for Williams. We’re exiting the refining sector, focusing on our natural gas businesses and wrapping up divestitures that we targeted for sale.”

     The transactions are expected to close in the first quarter of 2004. The sales are subject to Hart-Scott-Rodino review and other conditions and approvals. These conditions include Flint Hills Resources’ successful completion of a crude oil supply contract with the state of Alaska, which requires legislative approval.

     “Flint Hills Resources is excited about becoming a part of the Alaska community and its energy sector,” said Dave Robertson, president. “We look forward to bringing cleaner-burning fuels to Alaskan consumers.”

     The TAPS interest also is subject to preferential purchase rights by the other owners in the pipeline system. “Our company brings safe, efficient common-carrier pipeline operations knowledge to this proposed acquisition,” said Pat McCann, president of Koch Pipeline. “This acquisition is an appropriate fit for our strategic capabilities, and complements our existing business arrangements with Flint Hills Resources and its proposed acquisition of the North Pole refinery. The pipeline system delivers crude directly to the refinery each day.”

     “We welcome the opportunity to create a premier Alaska-wide business to serve the petroleum, food service and convenience needs of all Alaskans,” said Ronald Erickson, chief executive officer of Holiday Companies. “We are especially delighted to be continuing our relationship with Flint Hills Resources to offer products and services that customers value.”

     Williams originally announced its intention to divest the North Pole refinery in June 2002. Since that time, Williams has also divested its other refining interests in Memphis, Tenn., and Lithuania. The sales are part of Williams’ commercial strategy to concentrate on natural gas production, processing and pipeline transportation.

     Malcolm added, “We’ve taken command of our finances and our future. Our asset sales have served to build a healthier Williams. We have recently completed the early retirement of $950 million in debt and made some modest incremental investments to increase our rig count in the Rockies.”

About Williams (NYSE:WMB):
 Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

About Flint Hills Resources:
 Flint Hills Resources (www.fhr.com) is a leading producer of fuels, base oils for lubricants, and other petrochemical products based in Wichita, Kan. It owns refineries in Minnesota and Texas, and an interest in Excel Paralubes in Lake Charles, La. The refineries have earned community, government and industry recognition for environmental and safety performance, as well as community partnerships. In April, the Texas and Minnesota facilities both earned Gold Awards from the National Petrochemical and Refiners Association, and the Texas complex received the NPRA Distinguished Safety Award, one of the industry’s highest safety commendations. Flint Hills Resources is a wholly owned subsidiary of Koch Industries, Inc.

About Koch Alaska Pipeline Company, LLC:
 Koch Alaska Pipeline Company, LLC is a subsidiary of Koch Pipeline Company, L.P., which operates about 8,000 miles of pipeline that carry crude oil, natural gas liquids and refined products. Koch Pipeline Company is based in Wichita, Kan., and operates in Minnesota, Wisconsin, Iowa, Missouri, Texas, Oklahoma, Louisiana, Illinois and Kansas. Koch Pipeline Company is a wholly owned subsidiary of Koch Industries. More information is available at www.kochpipeline.com.

About Holiday:
 Holiday Stationstores (www.holidaystationstores.com) has 350 combination convenience stores/gas stations in Minnesota, Wisconsin, Michigan, North Dakota, South Dakota, Iowa, Nebraska, Wyoming, Montana, Idaho and Washington. Owned by Holiday Companies, Holiday Stationstores is the sole distributor of low-sulfur Blue Planet(tm) gasoline, produced by Flint Hills Resources in Minnesota, which is recognized by the American Lung Association of Minnesota as a Clean Air Choice. Holiday Companies, founded in Wisconsin in 1928, is ranked in the top half of the Forbes 500 Largest Private Companies.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

CONTACTS

Williams:	Kelly Swan Corporate media relations (918) 573-6932	Jeff Cook Alaska media relations (907) 488-5104	Travis Campbell Investor relations (918) 573-2944	Richard George Investor relations (918) 573-3679

Flint Hills Resources:	Allen Wright (907) 792-4520

Holiday Companies:	Robert S. Nye (612) 270-5171

Koch Pipeline	Katie Stavinoha (316) 828-3621